Exhibit 99.1

October 31, 2008

Dear Stockholder,

While the overall economy continues to experience volatility, so too does the real estate industry.  Despite some promising signs for a housing market recovery, the market continues to encounter difficulties. As homebuilders attempt to attract buyers with increased incentives, many of their interested buyers are unable to qualify for financing due to today’s restrictive lending environment.

Our previous communication indicated that the housing slowdown and overall credit market illiquidity had made it increasingly difficult for our borrowers to obtain financing. This lack of financing has caused them to delay or in some cases, abandon their projects, which in turn has caused many of our borrowers to default on their loans with us.  In many instances this has resulted in Desert Capital REIT foreclosing on and taking ownership of the properties.  As the number of our performing loans continues to decrease, so does our ability to generate monthly income and cash flow.

Once we own property through foreclosure, we analyze it to determine the best resolution for our stockholders, which often results in marketing the property for sale.  Most recently our servicing agent, Consolidated Mortgage, had approximately $23 million in foreclosed property under contract for sale, of which, based on our participation percentage of the original loan amounts, we would have received approximately $7 million in principal proceeds.  These sales were scheduled to close during September and October. However, due to numerous factors including current credit market conditions, the intended buyers for these properties have been unable to execute the transactions. We continue to work with the prospective buyers, but at present we cannot be certain that the sales will occur.

As a result of our portfolio’s decreased interest revenue and the stalled sales of properties, coupled with our Board of Directors’ continued commitment to act in the best interests of our stockholders, we have decided to suspend the dividend until such time that our income and cash flow support dividend distributions. This suspension of the dividend is effective immediately, and will be reflected on your November 15, 2008 statement.

While this decision was not an easy one to make, we must consider the long-term health of the Company in which we all have a stake.  Attempting to preserve stockholder capital and net asset value is critical at all times, and during periods of heightened economic uncertainty, we must be prudent in our efforts to work through the challenges in an effort to achieve long-term stability.  It is the steadfast commitment of our Board of Directors, management team and our Advisor to meet the challenges ahead.

Given these developments, I would like to address the actions we are taking to position the REIT for the future. We believe that property values in the markets we operate in have dropped to an unrealistic level and we are working on your behalf to manage the portfolio through this market cycle.

Each non-performing loan or owned property in the portfolio is reviewed on an individual basis with a strategy developed to address its unique characteristics. We are currently evaluating numerous resolution proposals, while focusing on the specific strategies we believe will ultimately lead to maximizing stockholder value through the preservation of capital.  With this in mind, we have outlined key events in accordance with our resolution strategies that will be further disclosed in our upcoming Form 10-Q filing:

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We determined through a comprehensive review process that it was advantageous to sell ten residential homes. Seven homes were sold at a public auction and three through traditional sales. Although these assets were sold at a price less than the original note amount, the sales generated $820,000 in cash for the REIT, and we are no longer responsible for the carrying costs of the homes or the continued downward pressure on residential home prices.

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In March of 2008, we formed a joint venture with a homebuilder for the construction of 44 single family homes. We contributed 44 real estate lots to the joint venture, which provided us a 50% non-controlling ownership interest. Construction on the homes is currently underway and four homes were sold in October. As homes are sold we will receive distributions from sales proceeds according to the joint venture agreement.

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In October, we finalized negotiations with a joint venture partner to develop over 200 residential lots.  As completed, these homes will be sold and the investors, including the REIT, will receive their respective distributions from the sales proceeds.

Upon the disposition of a property, we evaluate the use of those funds based on factors including debt obligations, operational expenses, real estate owned property costs, and reinvestment opportunities.  We do not have a significant amount of debt obligations to outside lending institutions. Therefore, once debt covenants are satisfied, the intent will be to redeploy capital into new investment opportunities, which we are continually identifying and evaluating.

The vast majority (70%) of our portfolio is located in Southern Nevada where we believe we possess requisite skills and market knowledge. With over $20 billion in gaming and hospitality construction currently underway on and around the Las Vegas Strip, tens of thousands of new job opportunities are expected to emerge over the next several years, which should create increased housing demands. Given the limited land supply in the Las Vegas valley, we feel the housing demand over the next few years will help drive a market recovery.

The key message I wish to convey to you is that we are operating with the same commitment level to our stockholders today as we did on day one. While no one can predict the future, we are pledging to you that we will continue to work through the challenges presented before us and seek opportunities that we feel will be in the best collective interest of our stockholders.

On behalf of the Board of Directors, I thank you for your continued support.

Sincerely,
Todd Parriott
CEO & Chairman of the Board